RUBY CREEK SIGNS PURCHASE AGREEMENT FOR THE KAPINGA

PROPERTY ADJACENT TO ITS MKUVIA GOLD PROJECT

     -- Now Has Rights to an additional 340 sq km Area of One of Tanzania s Largest Alluvial Goldfields --

NEW YORK, NY, September 10, 2010 -- Ruby Creek Resources, Inc. (OTCBB: RBYC), an exploration and mining company with operations in Tanzania, announces that it has signed a Purchase Agreement to acquire the exclusive mineral and mining rights to the 340 sq km Kapinga property for a purchase price of $500,000. The Kapinga property is located immediately adjacent to and south of Ruby Creek s Mkuvia Gold Project in southern Tanzania. Through the Purchase Agreement, Ruby Creek has been granted an exclusive option for access to and exploration of the Kapinga property for due diligence. Should Ruby Creek exercise its option in the six-month period, the Kapinga property will be transferred into a newly formed joint venture company, Ruby Creek Gold (Tanzania) Limited. Ruby Creek will own 85% of the joint venture, Mr. Kapinga 10% and other parties 5%.

According to the terms of the Purchase Agreement, if Ruby Creek exercises its right to purchase the Property, a total of $250,000 will be paid at that time. A final $250,000 payment will be made when the first mining license is issued. Payments may be made in cash, in Ruby Creek equity, or a combination of both. Additional terms of the Purchase Agreement are included in Ruby Creek Resources Form 8-K filing.

Mr. Robert Slavik, President and CEO of Ruby Creek Resources said, This Agreement is in line with our Corporate Strategy of select and careful expansion. We are very excited about the potential of this new property. We believe that there are strong indications gold mineralization on our Mkuvia Gold Project extends in a southern trend into the Kapinga property. The purchase of the Kapinga property, combined with our Mkuvia Project will double our mineral and mining rights in the area to a total of 720 sq km. We look forward to an aggressive exploration program over the next six months on the Kapinga. Due to its close proximity, the expanding Ruby Creek Mkuvia Camp will be used as base camp for the Kapinga exploration. I am also very proud of the fine work our team has done in building our Testing site and our Camp.

Additionally Ruby Creek Resources also announces that it has filed a final Form D with the SEC closing a $1,339,000 Private Placement. Originally set to raise a total of $350,000, interest in the Company s Mkuvia Gold Project, sparked far more demand than anticipated, resulting in the Private Placement being heavily oversubscribed for a total of 5,356,000 units. The Private Placement was in the form of units at a price of $0.25 per unit. Each Unit consisted of one common share of the Company and one common share purchase warrant. Two unit warrants will be exercisable to purchase one common share for a period of two years at an exercise price of $0.50 per share. The Private Placement was made available only to US Persons who qualified as accredited investors.

Commenting on the private placement, Mr. Slavik, stated, The strong financial support shown by our investors in response to the Company s progress has been extremely encouraging. We ll now be able to advance the Mkuvia gold project more quickly and effectively toward our goal of becoming a gold producer this year.

As reported in our news release dated August 31, 2010, Ruby Creek will present at the Rodman & Renshaw Annual Global Investment Conference at the New York Palace Hotel in New York City on September 15, 2010 at 3:40 p.m. EDT.

Mr. Toby Hansen, Corporate Communications for Ruby Creek Resources and Process Engineer for Ruby Creek (Tanzania) Ltd., having just spent August at the new Ruby Creek Mkuvia Camp, will be delivering the presentation, which will be webcast live and available at the following link and available for 90 days:

http://www.wsw.com/webcast/rrshq18/rbycf.ob/

About Ruby Creek Resources, Inc.

Ruby Creek Resources, Inc. (www.rubycreekresources.com) is an exploration and mining company. Ruby Creek currently operates in Tanzania through its 70% owned company, Ruby Creek Resources (Tanzania) Limited. Ruby Creek Tanzania is the operator of the Mkuvia Gold Project, is establishing infrastructure and has commenced the permitting process in support of the full development and commencement of operations on the Project.

Forward-Looking Statements

This news release may include certain Forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. This notice expressly qualifies all forward-looking statements in this release. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward- looking statements are necessary estimates reflecting the Company s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors, which may be identified, from time to time in the Company s public announcements.

Signed
Robert Slavik

Robert Slavik
President, Ruby Creek Resources, Inc.